Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of May 12, 2024 (the “Effective Date”), by and between Adam Sragovicz (“Executive”) and Conduit Pharmaceuticals Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1. Separation.

(a) Transition Period. Executive shall continue to serve as a full-time employee of the Company from the Effective Date through May 15, 2024 (the “Separation Date”) at his base salary level in effect as of the Effective Date and shall conscientiously and in good faith transition his duties as Chief Financial Officer of the Company as directed by the Chief Executive Officer. Without limiting the foregoing, Executive specifically agrees to oversee and assist with the preparation and filing of the Company’s Form 10-Q for the first quarter of 2024 (and Executive agrees to sign all certifications and other documents required therein as the Principal Financial Officer).

(b) Separation. Effective as of the Separation Date, Executive hereby voluntarily resigns as an employee and an officer of the Company and its affiliates. Executive agrees to sign the Letter of Resignation attached as Exhibit A to this Agreement as of the Separation Date. As used in this Agreement, the term “affiliate” shall mean any entity directly or indirectly controlled by, controlling, or under common control with, the Company.

2. Payments and Benefits.

(a) Accrued Benefits. All Company-provided benefits shall cease to accrue as of the Separation Date. The Company shall issue Executive’s final paycheck on the Separation Date, and such final paycheck shall include accrued but unpaid PTO. In addition, the Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses actually incurred by Executive in connection with the performance of his duties prior to the Separation Date in accordance with applicable Company policies, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date. To the extent applicable, Executive will be entitled to continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to Executive under separate cover following the Separation Date.

(b) Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s (i) satisfactory performance of his responsibilities and obligations as set forth under Section 1 of this Agreement, (ii) execution and non-revocation of the General Release of Claims attached as Exhibit B to this Agreement (the “Release”) within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, and (iii) compliance with his obligations as set forth in Section 4 below, the Company shall pay to Executive $138,971.17, which represents the sum of (i) four months of Executive’s annual base salary (i.e., $133,333.33, in the aggregate), plus (ii) four months of Executive’s health insurance stipend (i.e., $5,637.84, in the aggregate), which sum shall be payable in regular installments, less applicable tax withholdings, in accordance with the Company’s normal payroll practices over the 4-month period commencing on the Separation Date (the “Severance Period”) per the following terms: (x) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (y) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (z) the remaining installments shall be paid as otherwise scheduled for the Severance Period.

(c) Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including the Accrued Benefits set forth in Section 2(a) above) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom. For the avoidance of doubt, Executive shall not be entitled to an annual bonus for the 2023 or 2024 fiscal years.

3. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the accrued benefits under Section 2(a) of this Agreement and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.

4. Effect on Other Agreements.

(a) Restrictive Covenants. Executive specifically acknowledges and agrees that he remains obligated to comply with the provisions of (i) the Proprietary Information and Inventions Assignment Agreement between the Company and Executive, and (ii) Sections 10 (Deemed Resignations), 11 (Cooperation with Company), 12 (Non-Interference), and 13 (Reasonableness of Terms) of the Employment Offer Letter between Executive and the Company (the “Employment Agreement”), which provisions shall continue to apply, in accordance with their terms and as if set forth herein, on and after the Separation Date notwithstanding Executive’s termination of employment and release of claims.

(b) Severance. Executive hereby expressly and irrevocably waives any and all claims and rights that he may have to receive severance benefits under the Employment Agreement, including, without limitation, the benefits set forth in Section 4(b) of the Employment Agreement, and agrees that such compensation and benefits are not contractually due and owing by virtue of his voluntary resignation.

(c) Restricted Stock Units. Each equity award granted by the Company to Executive under the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan, as may be amended from time to time (the “Plan”), including without limitation, the restricted stock unit award covering 74,545 shares that was granted to Executive under the Plan on December 1, 2023, automatically shall be forfeited as of the Separation Date, in its entirety, for no consideration and without further action or notice, and Executive shall cease to have any rights under each such award.

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(d) Mutual Non-Disparagement. Commencing on the Effective Date and at all times thereafter, Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places the Company, its affiliates, or any of their respective officers, employees, shareholders, investors, partners, directors, business relationships, members, managers or advisors in a false or negative light; provided, however, that nothing in this Agreement shall restrict Executive from making any truthful statement as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof). Commencing on the Effective Date and at all times thereafter, the Company shall not, and shall direct its affiliates and its senior executive officers and directors to refrain from, making in any manner, directly or indirectly, any oral or written statement to any person that disparages or places Executive in a false or negative light, including in any official statement, press release or public announcement; provided, however, that nothing in this Agreement shall restrict the Company or its senior executive officers and directors from making any truthful statement as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof).

5. Miscellaneous.

(a) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Final and Entire Agreement; Amendment; Waiver. This Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in San Diego County, California. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party, or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Conduit Pharmaceuticals Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123, Attn: Chairperson of the Board of Directors (flewishall@gmail.com); or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

CONDUIT PHARMACEUTICALS INC.

/s/ Dr. David Tapolczay
By:	Dr. David Tapolczay
Its:	Chief Executive Officer

EXECUTIVE

/s/ Adam Sragovicz
Adam Sragovicz

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EXHIBIT A

Letter of Resignation

May 12, 2024

Conduit Pharmaceuticals Inc.
4995 Murphy Canyon Road, Suite 300
San Diego, CA 92123

Attn: Chairperson of the Board of Directors

Effective as of May 15, 2024, I hereby resign (i) from any and all positions held by me as an officer, including as Chief Financial Officer, of Conduit Pharmaceuticals Inc. (the “Company”), and (ii) from any and all positions held by me as an officer, manager or director of any subsidiaries or affiliates of the Company.

Sincerely,

/s/ Adam Sragovicz
Adam Sragovicz

EXHIBIT B
GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is made and entered into as of this ___ day of May 2024, by and between Conduit Pharmaceuticals Inc. (the “Company”) and Adam Sragovicz (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, intending to be legally bound, hereto agree as follows:

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of May 15, 2024 (the “Separation Date”). Executive and Company acknowledge and agree that, upon the effectiveness of this Release and the satisfaction of the Company’s applicable obligations pursuant to the terms of the Separation Agreement (as defined below), Executive has been fully compensated for all wages for work performed on behalf of the Company through the Separation Date.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated May 12, 2024 (the “Separation Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release by Executive.

(a) In General. In consideration of the payments and benefits set forth in Section 2 above, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, and assigns (the “Company Group”), and each of their respective officers, directors, partners, agents, attorneys, insurers, administrators, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (together with the Company Group, collectively the “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws, rules or regulations of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (the “ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), (vi) any claims arising under California law, including the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, the California Family Rights Act, or any other foreign, federal, state or local law or judicial decision; and (vii) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

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Without limiting the foregoing Section, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

However, this Release excludes, and Executive does not waive, release, or discharge (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (B) any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; and (C) any right to make claims under the applicable state workers’ compensation or unemployment insurance law, or any other claims that cannot be waived by law; (D) indemnification rights Executive has against the Company Group (including under any governing documents of the Company or its affiliates) or claims under D&O insurance; (E) any right to file an unfair labor practice charge under the National Labor Relations Act; (F) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (G) any rights under the Separation Agreement.

(b) Waiver of California Civil Code Section 1542. This Release is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, Executive specifically waives all rights under California Civil Code Section 1542, which states:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts.

5. Release by the Company. In consideration for receiving Executive’s release hereunder, the Company, on behalf of itself and the other members of the Company Group, and each of them, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company Group has, had, or may ever have against Executive relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date the Company executes this Release. This Release includes, without limitation, claims based on the Employment Agreement, Executive’s employment with the Company and any of its affiliates, and any services provided by Executive to the Company and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder.

This Release is intended to be effective as a general release of and bar to all claims as stated in this Section 5. Accordingly, the Company Group specifically waives all rights under California Civil Code Section 1542, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing provisions of this Section 5, nothing herein shall release Executive from (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive during the course of Executive’s employment with the Company Group prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of funds or embezzlement, or any other criminal action); (ii) any act of fraud, willful misconduct or breach of fiduciary duty committed by Executive in connection with his employment with the Company Group prior to the execution date of this Release; or (iii) Executive’s continuing obligations under the Separation Agreement, including the provisions of Section 4 thereof.

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6. Covenant Not to Sue; Bar.

(a) Executive agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law. The Company Group further agrees never to sue Executive or cause Executive to be sued regarding any matter within the scope of the above release. If the Company Group violates this Release by suing Executive or causing the Executive to be sued, the Company Group shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Executive, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law.

(b) Executive and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Sections 4, 5 and 9 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable party may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Right to Engage in Protected Activity. Nothing in this Release is intended or shall be construed to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights commission in connection with any claim for discrimination, harassment, retaliation or wrongful termination that Executive believes he may have against any of the Releasees. By executing this Release, however, Executive hereby waives his right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Releasees in any proceeding that Executive may bring before the EEOC or any similar state or local commission, or in any proceeding brought on Executive’s behalf by the EEOC or any similar state or local commission. Moreover, nothing in this Release prohibits Executive from discussing or disclosing allegations relating to sexual harassment or sexual assault, or from discussing terms and conditions of employment or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act.

8. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by the Company Group to enforce this Release shall be brought only in any state or federal court located in San Diego County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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9. Acknowledgments. Executive further expressly acknowledges and agrees that: (a) this Release is part of an agreement between Executive and Company and it has been written so that Executive understands it; (b) this Release specifically refers to rights or claims under the ADEA; (c) in return for this Release, Executive will receive consideration beyond that which he was already entitled to receive before entering into this Release; (d) he is hereby advised in writing by this Release to consult with an attorney before signing this Release; (e) he was informed that he had a period of up to 21 calendar days within which to consider this Release, and that changes (whether material or otherwise) to this Release will not restart the 21-day period; (f) he knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it; (g) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; (h) he has a period of seven (7) days following the execution of this Release during which he may revoke this Release by delivering written notice to the Company in accordance with Section 5(e) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired; and (i) he understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.

10. Miscellaneous. This Release, along with the Separation Agreement and the other documents referenced therein, is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary with the prior written consent of the Company and Executive to permit this Release to be upheld and enforced to the maximum extent permitted by law.

11. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties have caused this Release to be executed as of the date first written above.

CONDUIT PHARMACEUTICALS INC.

[Form – do not sign until after Separation Date]

By:
Its:

EXECUTIVE

[Form – do not sign until after Separation Date]

Adam Sragovicz

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